PRESS RELEASE

Investor Contact:	Media Contact:

Scott D. Peters President & CEO Healthcare Trust of America, Inc. 480.998.3478 scottpeters@htareit.com	Scott Eckstein Media Relations Director Financial Relations Board 212.704.9727 seckstien @mww.com

Healthcare Trust of America
Board of Directors Declares Distributions

Scottsdale, Arizona (March 15, 2010) – The Board of Directors of Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, declared cash distributions for the months of April, May, and June 2010. These distributions will be calculated based on the stockholders of record each day during the aforementioned months and will equal a 7.25% annualized rate based on a share price of $10.00.

The payment date for the daily distributions for the period commencing April 1, 2010 and ending April 30, 2010 will be May 3, 2010. The payment date for the daily distributions for the period commencing May 1, 2010 and ending May 31, 2010 will be June 1, 2010. The payment date for the daily distributions for the period commencing June 1, 2010 and ending June 30, 2010 will be July 1, 2010.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. In 2009, HTA acquired approximately $494 million in medical office and healthcare-related assets. Since its formation in 2006, HTA has made 55 geographically diverse acquisitions valued at approximately $1.49 billion based on purchase price, which includes 182 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 7.5 million square feet and includes 163 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states, including: Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Minnesota, Missouri, New Hampshire, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia and Wisconsin.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the HTA’s prospectus, as amended from time to time, and as detailed from time to time in the HTA’s periodic reports, as filed with the Securities and Exchange Commission.